EXHIBIT H.1

                            TRANSFER AGENCY AGREEMENT

      THIS TRANSFER AGENCY AGREEMENT is made as of this 31st day of December, 2003, by and between Columbus Funds, Inc., a Maryland corporation (the "Corporation"), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns ("UMBFS").

                                R E C I T A L S:

      WHEREAS, the Corporation is registered under the 1940 Act as an open-end management investment company; and

      WHEREAS, the Corporation desires to retain UMBFS to render certain transfer agency and dividend disbursement services, and UMBFS is willing to render such services, all in accordance with the terms of this Agreement.

                              A G R E E M E N T S:

      NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

      1.01 1940 ACT shall mean the Investment Company Act of 1940, as amended from time to time.

      1.02 AML LAWS shall mean the rules promulgated under Sections 326 and 352 of the USA PATRIOT Act.

      1.03 ARTICLES OF INCORPORATION shall mean the Articles of Incorporation or similar operational document of the Corporation, as the same may be amended from time to time.

      1.04 AUTHORIZED PERSON shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Corporation, whose name shall be certified to UMBFS from time to time pursuant to Section 8.01 of this Agreement.

      1.05 BOARD OF DIRECTORS shall mean the Board of Directors of the Corporation.


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      1.06 CUSTODIAN shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Corporation, or its successor.

      1.07 EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended from time to time.

      1.08 FUND shall mean each separate series of Shares offered by the Corporation representing interests in a separate portfolio of securities and other assets for which the Corporation has appointed UMBFS as transfer agent and dividend disbursing agent under this Agreement.

      1.09 FUND BUSINESS DAY shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

      1.10 INSTRUCTIONS shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

      1.11 PROSPECTUS shall mean the current Prospectus and Statement of Additional Information with respect to a Fund (including any applicable supplement) actually received by UMBFS from the Corporation with respect to which the Corporation has indicated a registration statement has become effective under the Securities Act and the 1940 Act.

      1.12 SECURITIES ACT shall mean the Securities Act of 1933, as amended from time to time.

      1.13 SHARES shall mean such shares of beneficial interest, or class thereof, of each respective Fund of the Corporation as may be issued from time to time.

      1.14 SHAREHOLDER shall mean a record owner of Shares of each respective Fund of the Corporation.

                                   ARTICLE II

                          APPOINTMENT OF TRANSFER AGENT

      2.01 APPOINTMENT. The Corporation hereby appoints UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Corporation during the term of this Agreement with respect to each Fund listed on Schedule A hereto, and any additional Fund the Corporation and UMBFS may agree to include on any amended Schedule A. UMBFS hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.


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      2.02 DUTIES.

            A. UMBFS shall perform the transfer agent and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B (collectively, the "Services"). UMBFS shall have no duties or responsibilities other than those specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against UMBFS.

            B. UMBFS may, in its discretion, appoint in writing other parties to carry out some or all of its responsibilities under this Agreement, which parties, if they are to provide transfer agency services, shall be qualified to perform transfer agency services and shall be reasonably acceptable to the Corporation (individually, a "Sub-Transfer Agent"); provided, however, that unless the Corporation shall enter into a written agreement with such Sub-Transfer Agent, the Sub-Transfer Agent shall be the agent of UMBFS and not the agent of the Corporation and, in such event UMBFS shall be fully responsible for the acts or omissions of such Sub-Transfer Agent and shall not be relieved of any of its responsibilities hereunder by appointment of such Sub-Transfer Agent.

      2.03 DELIVERIES.

            A. In connection with UMBFS' appointment as transfer agent and dividend disbursing agent, the Corporation shall deliver or cause the following documents to be delivered to UMBFS:

            (1) A copy of the Articles of Incorporation and By-laws of the Corporation and all amendments thereto, certified by the Secretary of the Corporation;

            (2) A certificate signed by an officer of the Corporation specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such shares are fully paid and non-assessable, and the status of the Shares under the Securities Act and any other applicable federal law or regulation;

            (3) A certified copy of the resolutions of the Board of Directors of the Corporation appointing UMBFS as transfer agent and dividend disbursing agent and authorizing the execution of this Transfer Agency Agreement on behalf of the Corporation;

            (4) Copies of the Corporation's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Corporation with the Securities and Exchange Commission under the Securities Act and the 1940 Act, together with any applications filed in connection therewith; and

            (5) The certificate required by Section 8.01 of this Agreement, signed by an officer of the Corporation and designating the names of the Corporation's initial Authorized Persons.

            B. The Corporation agrees to deliver or to cause to be delivered to UMBFS in Milwaukee, Wisconsin, at the Corporation's expense, all of its Shareholder account records in a format acceptable to UMBFS, as well as all other documents, records and information that UMBFS may reasonably request in order for UMBFS to perform the Services hereunder.


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                                   ARTICLE III

                             COMPENSATION & EXPENSES

      3.01 COMPENSATION. As compensation for the performance of the Services, the Corporation agrees to pay UMBFS the fees set forth on Schedule C attached hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend Schedule C to include fees for any additional services requested by the Corporation, enhancements to current Services, or to add Funds for which UMBFS has been retained. The Corporation agrees to pay UMBFS for any Services added to, or any enhancements to existing Services set forth on, Schedule C after the execution of this Agreement at the rate negotiated by the parties.

      3.02 EXPENSES. The Corporation also agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of Services under this Agreement. Out-of-pocket expense shall include, but not be limited to, those items specified on Schedule C hereto. If requested by UMBFS, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

      3.03 PAYMENT PROCEDURES.

            A. The Corporation agrees to pay all amounts due hereunder within thirty (30) days of the date reflected on the statement for such Services (the "Due Date"). Except as provided in Schedule C, UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS). UMBFS may, at its option, arrange to have various service providers submit invoices directly to the Corporation for payment of reimbursable out-of-pocket expenses. Such fees as are attributable to each Fund shall be the several (and not joint or joint and several) obligation of each such Fund.

            B. The Corporation is aware that its failure to remit to UMBFS all amounts due on or before the Due Date will cause UMBFS to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that UMBFS does not receive any amounts due hereunder by the due date, the Corporation agrees to pay a late charge on the overdue amount equal to one percent (1.0%) per month or the maximum amount permitted by law, whichever is less. In addition, the Corporation shall pay UMBFS' reasonable attorney's fees and court costs if any amounts due UMBFS are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Corporation's late payment. Acceptance of such late charge shall in no event constitute a waiver by UMBFS of the Corporation's default or prevent UMBFS from exercising any other rights and remedies available to it.


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            C. In the event that any charges are disputed, the Corporation shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify UMBFS in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which UMBFS provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

      3.04 ALLOCATION OF RESPONSIBILITIES. The Corporation acknowledges that the fees charged by UMBFS under this Agreement reflect the allocation of responsibilities between the parties, including the exclusion of remedies and limitations on liability in Article IX. Modifying the allocation of responsibilities from what is stated herein would affect the fees that UMBFS charges. Accordingly, in consideration of those fees, the Corporation agrees to the stated allocation of responsibilities.

                                   ARTICLE IV

                            PROCESSING AND PROCEDURES

      4.01 ISSUANCE, REDEMPTION AND TRANSFER OF SHARES

            A. UMBFS agrees to accept purchase orders and redemption requests with respect to the Shares of each Fund via postal mail, telephone or personal delivery on each Fund Business Day in accordance with such Fund's Prospectus; provided, however, that UMBFS shall only accept purchase orders from states in which the Shares are qualified for sale, as indicated from time to time by the Corporation. UMBFS shall, as of the time at which the net asset value of each Fund is computed on each Fund Business Day, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund. UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Corporation in connection with the issuance of any Shares in accordance with this Agreement. UMBFS shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer or such other methods to which the parties shall mutually agree.

            B. Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, UMBFS shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus.

            C. Except as otherwise provided in this paragraph, UMBFS will transfer or redeem Shares upon presentation to UMBFS of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as UMBFS deems necessary to evidence the authority of the person making such transfer or redemption. UMBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15. UMBFS also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which UMBFS, in its judgment, deems


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improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption. UMBFS may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Corporation in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Except as otherwise set forth in Article IX, UMBFS shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures described in the Prospectus.

            D. Notwithstanding any provision contained in this Agreement to the contrary, UMBFS shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

            E. In connection with each purchase and each redemption of Shares, UMBFS shall prepare and send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Corporation or available to investors.

            F. UMBFS and the Corporation shall establish procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus. UMBFS may establish such additional procedures, rules and regulations governing the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. UMBFS shall not be liable, and shall be held harmless by the Corporation, for its actions or omissions which are consistent with the foregoing procedures.

            G. The Corporation agrees to provide UMBFS with prior notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to UMBFS such documents, certificates, reports and legal opinions as UMBFS may reasonably request.


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      4.02 DIVIDENDS AND DISTRIBUTIONS.

            A. The Corporation shall give or cause to be given to UMBFS a copy of a resolution of its Board of Directors, that either:

            (i) sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or

            (ii) authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes UMBFS to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

            B. In connection with a reinvestment of a dividend or distribution of Shares of a Fund, UMBFS shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph A, issue Shares of the Fund based on the net asset value per Share of such Fund specified in Instructions received from or on behalf of the Fund on such Fund Business Day.

            C. Upon the mail date specified in such certificate or resolution, as the case may be, the Corporation shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of UMBFS on behalf of a Fund, an amount of cash sufficient for UMBFS to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. UMBFS will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. UMBFS shall not be liable for any improper payments made based on and in accordance with the contents of a certificate or resolution described in the preceding paragraph. If UMBFS shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, UMBFS shall, upon notifying the Corporation, withhold payment to such Shareholders until sufficient cash is provided to UMBFS.

            D. It is understood that UMBFS in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that UMBFS shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

      4.03 RECORDS.

            A. UMBFS shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. UMBFS may deliver to the Corporation from time to time at UMBFS' discretion, for safekeeping or disposition by the Corporation in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations. The Corporation shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required.


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To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by UMBFS, which have not been previously delivered to the Corporation pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Corporation, shall be made available upon request for inspection by the officers, employees, and auditors of the Corporation, and shall be delivered to the Corporation promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by the Corporation. Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

            B. UMBFS agrees to keep all records and other information relative to the Funds' Shareholders confidential, not to use such information other than for purposes of fulfilling its duties under the Agreement and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, or (ii) when requested by a Shareholder or Shareholder's agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, or (iii) when requested by the Corporation, a Fund, the Shareholder, the Shareholder's agent or the dealer of record with respect to such account, or
(iv) to an affiliate, as defined by Section 248.3(a) of Regulation S-P (17 CFR 248.1-248.30); or (v) pursuant to any other exception permitted by Sections
248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information. In case of any requests or demands for inspection of the records of the Funds, UMBFS will use its best efforts to notify the Corporation promptly and to secure instructions from a representative of the Corporation as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

                                    ARTICLE V

                          REPRESENTATION AND WARRANTIES

      5.01 REPRESENTATIONS OF CORPORATION. The Corporation represents and warrants to UMBFS that:

            A. It is a corporation duly organized and existing under the laws of the State of Maryland; it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.


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            B. Each officer of the Corporation has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of such Authorized Persons.

            C. It is duly registered as an investment company under the 1940
Act.

            D. A registration statement under the Securities Act is currently effective and will remain effective with respect to Shares of the Corporation being offered for sale.

            E. All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Corporation's Articles of Incorporation and its Prospectus with respect to each Fund, such Shares shall be validly issued, fully paid and non-assessable.

      5.02 REPRESENTATIONS OF UMBFS. UMBFS represents and warrants to the Corporation that:

            A. It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

            B. It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

            C. It has received a copy of each Fund's Prospectus which describes how sales and redemptions of Shares shall be made.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

      6.01 INFORMATION UPDATES. During the term of this Agreement the Corporation shall have the ongoing obligation to provide UMBFS with the following documents as soon as they become effective: (i) copies of all amendments to its Articles of Incorporation and By-laws made after the date of this Agreement; and (ii) a copy of each Fund's currently effective Prospectus. If requested by UMBFS, each copy of the Articles of Incorporation and By-laws, as well as any amendments thereto, shall be certified by the Secretary of the Corporation. For purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by UMBFS.

      6.02 SHARE QUALIFICATION. The Corporation agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Corporation receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Corporation will give prompt notice thereof to UMBFS.


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      6.03 COMPLIANCE WITH LAWS. The Corporation will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

      6.04 ADDITIONAL DUTIES. The Corporation agrees that it shall advise UMBFS at least 30 days prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto, which consent shall not be unreasonably withheld.

      6.05 TRANSFER AGENT SYSTEM. UMBFS shall retain all right, title and interest in and any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by UMBFS in connection with the Services provided by UMBFS to the Corporation hereunder.

      6.06 BACK-UP FACILITY. During the term of this Agreement, UMBFS shall maintain a back-up facility in case of damage or other event which results in inability of UMBFS to provide transfer agency services at the primary facility (the "Back-up Facility"). As soon as practicable after damage to the primary facility or other event which results in an inability to provide the transfer agency services, UMBFS shall transfer the Corporation's transfer agency and dividend records to the Back-up Facility. After the primary facility has recovered, UMBFS shall again utilize it to provide the transfer agency services to the Corporation. UMBFS shall use reasonable efforts to provide the services described in this Agreement from the Back-up Facility.

                                   ARTICLE VII

                                 AML DELEGATION

      7.01 BACKGROUND. In order to assist its transfer agent clients with their anti-money laundering responsibilities under the AML Laws, UMBFS offers various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity, assist in the verification of persons opening accounts with the Corporation and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations. The Corporation has, after review, selected various procedures and tools offered by UMBFS to comply with its anti-money laundering and customer identification program obligations under the AML Laws (the "AML Procedures"), and desires to implement the AML Procedures as part of its overall anti-money laundering program and, subject to the terms of the AML Laws, delegate to UMBFS the day-to-day operation of the AML Procedures on behalf of the Corporation.

      7.02 DELEGATION. The Corporation acknowledges that it has had an opportunity to review, consider and comment upon and select the AML Procedures and the Corporation has determined that they, as part of the Corporation's overall anti-money laundering program, are reasonably designed to prevent the Corporation from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Corporation hereby instructs and directs UMBFS to implement the AML Procedures on its behalf, as such may be amended or revised from time to time, and UMBFS agrees to implement the Procedures on behalf of the Corporation.


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      7.03 AMENDMENT TO PROCEDURES. It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Corporation based on its experience in the operation of the AML Procedures and/or as additional regulations are adopted and/or regulatory guidance is provided relating to the Corporation's anti-money laundering responsibilities.

      7.04 REPORTING. UMBFS agrees to provide to the Corporation (i) prompt written notification of any transaction or combination of transactions that UMBFS believes, based on the AML Procedures, evidence money laundering activity in connection with the Corporation or any shareholder of the Corporation, (ii) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS' anti-money laundering monitoring on behalf of the Corporation as provided in this Article VII, (iii) any action taken in response to anti-money laundering violations as described in
(i) or (ii), (iv) an annual report of its monitoring and verification activities on behalf of the Corporation, and (v) such other reports as reasonably requested by the Corporation relating to the AML Procedures, subject to the programming fees set forth on Schedule C. UMBFS shall provide such other reports on the verification activities conducted at the direction of the Corporation as may be agreed to from time to time by UMBFS and the Corporation's anti-money laundering compliance officer.

      7.05 INSPECTION. The Corporation hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS' implementation of the AML Procedures on behalf of the Corporation, as they may request, and (2) permit such federal regulators to inspect UMBFS' implementation of the AML Procedures on behalf of the Corporation; provided, however, that UMBFS shall promptly notify the Corporation of such inspections.

                                  ARTICLE VIII

                                FUND INSTRUCTIONS

      8.01 AUTHORIZED PERSONS. Upon the execution of this Agreement, the Corporation shall provide UMBFS with a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS. Any officer of the Corporation shall be considered an Authorized Person (unless such authority is limited in a writing from the Corporation and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time. The Corporation shall provide UMBFS with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood UMBFS shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Corporation.


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      8.02 ACCEPTANCE OF INSTRUCTIONS. UMBFS, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Corporation only if such representative is an Authorized Person. The Corporation agrees that when oral Instructions are given, it shall, upon the request of UMBFS, confirm such Instructions in writing.

      8.03 REQUEST FOR INSTRUCTIONS. At any time, UMBFS may request Instructions from the Corporation with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then UMBFS may seek advice from legal counsel for the Corporation at the expense of the Corporation, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

                                   ARTICLE IX

                    LIMITATION OF LIABILITY; INDEMNIFICATION

      9.01 LIMITATION OF LIABILITY. Notwithstanding anything contained in this Agreement to the contrary, UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS' willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for (1) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information received by UMBFS from an officer or representative of the Corporation, the Funds' investment adviser, legal counsel, independent accountants, administrator or custodian without investigation or verification, or in reasonable reliance upon the same from a representative of any of the other parties referenced in Section 11.08, or (2) any action taken or omission by a Fund, the Corporation, investment adviser(s) or any current service provider.

      9.02 INDEMNIFICATION BY CORPORATION. The Corporation agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees ("Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to any of the following:

            (a) any action or omission of UMBFS except to the extent a Claim resulted from UMBFS' willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

            (b) UMBFS' reliance on, implementation of, or use of information, data, records and documents received by UMBFS from the Corporation, the Funds' investment adviser, legal counsel, independent accountants, administrator or custodian without investigation or verification, or reasonable reliance upon the same from a representative of any of the other parties referenced in Section 11.08;

            (c) the reliance on, or the implementation of, any Instructions or any other advice, instructions, requests or directions of the Corporation or from a representative of any of the parties referenced in Section 11.08, or any third party acting on behalf of the Corporation;

            (d) UMBFS' acting upon telephone or electronic instructions relating to the purchase, exchange or redemption of Shares received by UMBFS in accordance with procedures established by UMBFS and the Corporation;

            (e) any action taken by or omission of the Corporation, investment adviser or sub-adviser(s) or any current service provider;

            (f) the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of UMBFS' or its affiliates' willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of UMBFS' or its affiliates' willful misfeasance, bad faith or negligence.

            (g) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state; or

            (h) the Corporation's refusal or failure to comply with the terms of the Agreement, or any Claim that arises out of the Corporation's negligence or misconduct or breach of any representation or warranty of the Corporation made herein.

      9.03 INDEMNIFICATION BY UMBFS. UMBFS agrees to indemnify and hold harmless the Corporation from and against any and all Claims arising out of or in any way relating to UMBFS' willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

      9.04 INDEMNIFICATION PROCEDURES. The party seeking indemnification under this Article IX (the "Indemnified Party") shall not settle any claim, demand, expense or liability to which it may seek indemnity (each, and "Indemnifiable Claim") without the express written consent of the party from which indemnification is sought (the "Indemnifying Party"). The Indemnified Party will notify the Indemnifying Party promptly after receipt of notification of an Indemnifiable Claim, provided that the failure to furnish such notification shall not impair the Indemnified Party's right to seek indemnification unless the Indemnifying Party is unable to adequately defend the Indemnifiable Claim as a result of such failure. The Indemnifying Party shall have the right to defend any Indemnifiable Claim at its own expense, provided that such defense shall be conducted by counsel chosen by the Indemnifying Party and approved by Indemnified Party in its reasonable discretion. The Indemnified Party may join in such defense at its own expense, but to the extent that it shall so desire the Indemnifying Party shall direct such defense. If the Indemnifying Party shall fail or refuse to defend an Indemnifiable Claim, the Indemnified Party may provide its own defense at the cost and expense of the Indemnifying Party. The obligations of the parties under the Sections 9.02, 9.03 and 9.04 shall survive the termination of this Agreement.

      9.05 FORCE MAJEURE. UMBFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond UMBFS' control.

      9.06 CONSEQUENTIAL DAMAGES. In no event and under no circumstances shall either party, its affiliates or any of its or their officers, directors, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

      9.07 ADDITIONAL LIMITATIONS AND EXCLUSIONS. Notwithstanding any other provision of this Agreement, UMBFS shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

            (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Corporation, as the case may be, to request such sale or issuance;

            (b) The legality of a transfer of Shares or of a purchase or redemption of any Shares (but the foregoing shall not limit UMBFS' obligations pursuant to Article IV, Section 4.01(C) of this Agreement), the propriety of the amount to be paid therefor, or the authority of the Corporation, as the case may be, to request such transfer or redemption;

            (c) The legality of the declaration of any dividend by the Corporation, or the legality of the issue of any Shares in payment of any stock dividend; or

            (d) The legality of any recapitalization or readjustment of Shares.

                                    ARTICLE X

                              TERM AND TERMINATION

      10.01 TERM. This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until terminated as provided herein.

      10.02 TERMINATION.

            (a) Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective. In the event such notice is given by the Corporation pursuant to Section 10.02, it shall be accompanied by a copy of a resolution of the Board of Directors of the Corporation certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by UMBFS, the Corporation shall on or before the termination date, deliver to UMBFS a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Corporation, the Corporation shall be deemed to be its own transfer agent as of the termination date and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by the Corporation upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

      10.03 EFFECT OF TERMINATION. Upon the termination of the Agreement as provided herein, UMBFS, upon the written request of the Corporation, shall deliver the records of the Corporation to the Corporation or its successor transfer agent in the form maintained by UMBFS (to the extent permitted by applicable license agreements) at the expense of the Corporation. The Corporation shall be responsible to UMBFS for all costs and expenses associated with the preparation and delivery of such media and all reasonable trailing expenses incurred by UMBFS, including, but not limited to: (a) reasonable out-of-pocket expenses; (b) any custom programming requested by the Corporation in connection with the preparation of such media and agreed upon by UMBFS; (c) transportation of forms and other materials used in connection with the processing of Fund transactions by UMBFS; and (d) transportation of records and files in the possession of UMBFS. In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Corporation and agreed to by UMBFS in connection with the termination of this Agreement or the liquidation or merger of the Corporation. UMBFS shall not reduce the level of service provided to the Corporation prior to termination following notice of termination by the Corporation and, subject to the foregoing paragraph, shall assist the Corporation in the transition of the functions to a successor transfer agent.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.01 NOTICES. Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

      IF TO UMBFS:                  UMB Fund Services, Inc.
                                    803 West Michigan Street, Suite A
                                    Milwaukee, Wisconsin 53233
                                    Attention:  Executive Vice President

      IF TO THE CORPORATION:        Columbus Funds, Inc.

                                    227 Washington Street
                                    Columbus, Indiana 47202-0727
                                    Attention:  David B. McKinney

      11.02 AMENDMENTS/ASSIGNMENTS.

            A. Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

            B. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that UMBFS may assign this Agreement to an affiliate with advance written notice to the Corporation and except as provided in Section 2.02.

      11.03 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of law provisions.

      11.04 SEVERABILITY. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      11.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

      11.06 NON-EXCLUSIVITY; OTHER AGREEMENTS. The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar and other services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

      11.07 CAPTIONS. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      11.08 RELIANCE ON INFORMATION AND INSTRUCTIONS. The Directors of the Corporation shall cause the officers, investment adviser, legal counsel, independent accountants, custodian and other service providers and agents, past or present, for the Funds to cooperate with UMBFS and to provide UMBFS with such information, documents and advice as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform its duties hereunder. In connection with its duties hereunder, UMBFS shall be entitled to rely upon any and all instructions, advice, information or documents provided to UMBFS by an officer or representative of the Funds, the Funds' investment adviser, legal counsel, independent accountants, administrator or custodian without investigation or verification, and to reasonably rely upon the same provided by any other of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Corporation. UMBFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Corporation, investment adviser or service provider until receipt of written notice thereof from the Corporation.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.                   COLUMBUS FUNDS, INC.


By: /s/ Peter Hammond                     By: /s/ Michael G. Dow
    ----------------------------------        ----------------------------------
        (Signature)                               (Signature)

        Peter Hammond                             Michael G. Dow
    ----------------------------------        ----------------------------------
        (Name)                                    (Name)

        EVP                                       President
    ----------------------------------        ----------------------------------
        (Title)                                   (Title)


    ----------------------------------        ----------------------------------
        (Date Signed)                             (Date Signed)

                                   SCHEDULE A
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                 BY AND BETWEEN
                              COLUMBUS FUNDS, INC.
                                       AND
                             UMB FUND SERVICES, INC.
                                 NAMES OF FUNDS

Columbus Low Duration Fund
Columbus Intermediate Fund
Columbus Core Fund
Columbus Core Plus Fund
Columbus High Yield Fund

                                   SCHEDULE B
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                 BY AND BETWEEN
                              COLUMBUS FUNDS, INC.
                                       AND
                             UMB FUND SERVICES, INC.
                                SERVICE SCHEDULE

o Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

o     Store account documents electronically

o Receive and respond to investor account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information

o Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested Automated Clearing House transfer, or such other means as the parties shall mutually agree

o     Process dividend payments by check, wire or ACH, or reinvest dividends

o     Issue daily transaction confirmations and monthly or quarterly statements

o Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

o     Implement the Corporation's AML Procedures as contemplated by Article VII

o File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

o Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

o Provide standards to structure forms and applications for efficient processing

The foregoing services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent UMBFS agrees to take such actions, those actions taken shall be deemed part of this service schedule.

                                OPTIONAL SERVICES

The Funds may contract with UMBFS to provide one or more of the following optional services. Additional fees apply.

o     Personal follow-up calls to prospects who return incomplete applications

o Comprehensive clerical confirmation statements for maintenance transactions

o UMBISG 4.NET(R) SERVICES, UMBFS' array of Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services and email services.

o     UMBISG 4.prompt services (per fund group)

      o     Tier I and II - Basic Service

o     Average cost calculations and cost basis statements

o     Shareholder "welcome" packages with initial confirmation

o Access to UMBFS' Tax and Retirement Group to answer questions and coordinate retirement plan options

o Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

o     Money market funds for short-term investment or exchanges

o     Dedicated service representatives

o     Weekend and holiday shareholder services

o     Customized reorder form tracking

o     Give dealers access through NSCC's Fund/SERV and Networking

o     Customized forms and applications

o     Postal Clean Up

                                   SCHEDULE C
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                              COLUMBUS FUNDS, INC.
                                       AND
                             UMB FUND SERVICES, INC.
                                      FEES

BASE FEE

o     Per fund (per month)                                                $3,000
o     Share classes in additional to the first (per month, per class)       $750

ACCOUNT FEES

o     Open account fee (per year)*                                         $8.50
o     Closed account fee (per year)                                        $3.50
o     One-time set-up (per account)                                        $3.00
o     Transaction fee (e.g., financial, maintenance)                       $1.50
o     Omnibus Account maintenance (per year)                                $150

      *includes NSCC activity, AIP/SWP/auto exchanges, any required IRS withholding

USA PATRIOT ACT FEES

o     Research (per item)                                                  $2.50
o     Additional account set-up (per non-individual account)*              $1.00
o     Suspicious Activity Report filing (per occurrence)                  $25.00
o     Maintenance Fee (per fund, per year)                                $2,000

      *e.g., corporate account, trust account, partnership account, etc.

RETIREMENT ACCOUNTS (IRA/ROTH/OTHERS)

o     Annual maintenance per account (may be charged to shareholders)     $12.50

DOCUMENT SERVICES

o     Standard applications and forms in electronic format             no charge
o     Customized forms                                                 as quoted
o     Pre-printed, machine ready statement inserts (per item)               $.02
o     Standard statement/confirm/tax form/check (per item)
      -     First page                                                      $.20
      -     Additional pages (per page)                                     $.07

MONEY MARKET EXCHANGE VEHICLES

o     Exception check writing (per set definition, per occurrence)         $2.00

SHAREHOLDER SERVICES

o     Telephone calls (per call)                                           $2.50
o     Shareholder letters/e-mails                                          $2.50
o     Research/lost shareholder (per occurrence)                           $2.50

VRU SERVICES(1)

o     Annual VRU maintenance fee                                          $1,800
o     VRU charge (per call)                                                $ .40

INTERNET SERVICES

o     BROKER BROWSER(2)

      -     Inquiry                                                    no charge
      -     New account set-up, one-time fee per account                   $1.60
      -     Transactions* (per occurrence)                                 $ .40
      -     Account maintenance (per occurrence)                           $ .50

      *additional purchases, exchanges and redemptions

o     SHAREHOLDER BROWSER(3)

      -     Inquiry (per occurrence)                                       $ .15
      -     New account set-up, one-time fee per account                   $1.60
      -     Transactions* (per occurrence)                                 $ .40
      -     Account maintenance (per occurrence)                           $ .50

      *additional purchases, exchanges and redemptions

o     WEB-BASED DOCUMENT MAILINGS*(4)

      -     One time set-up fee                                           $1,500
      -     Per shareholder, per mailing                                   $ .10

      *statements, prospectuses, financial reports, etc.

----------
(1) If VRU Services are selected, a one-time VRU set-up fee of $3,000 will be applied.
(2) If Broker Browser is selected, a one-time set-up fee of $1,000 will be applied.
(3) If Shareholder Browser is selected, a one-time set-up fee of $5,000 will be applied.
(4) If Web-based Document Mailings are selected, a one-time set-up fee of $1,500 will be applied.

PROGRAMMING FEES

Additional fees at $150 per hour, or as quoted by project, may apply for special programming to meet your servicing requirements or to create custom reports.

OUT-OF-POCKET EXPENSES

Out-of-pocket expenses include but are not limited to: copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, telephone and long distance charges, retirement plan documents, NSCC participant billing, P.O. box rental, toll-free number, search charges for customer identity checks, bank account service fees and any other bank charges.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.